Exhibit 99.1

FOR IMMEDIATE RELEASE

August 14, 2012

Citizens Bancshares Corporation Announces 2012 Second Quarter Results

ATLANTA, August 14, 2012/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced a second quarter net loss before preferred dividends of $247,000 compared to a net loss before preferred dividends of $374,000 for the same period last year.  Net loss available to common shareholders for the second quarter of 2012 was $306,000, or $0.14 per diluted common share compared to a net loss available to common shareholders of $433,000, or $0.20 per diluted common share, reported for the second quarter of 2011.

“I am pleased with most aspects of our current performance,” said President and Chief Executive Officer Cynthia N. Day.  “We continue to successfully implement our strategy to accelerate our disposition of problem assets as nonperforming assets have declined by $1.7 million, or 8%, this quarter and $2.8 million, or 12%, year-to-date to $20 million.  The loss experience for the quarter is directly related to this strategy as OREO related expenses and write-downs increased $896,000 compared to the first quarter of 2012 and $1.4 million compared to the same period in 2011.  We understood that the cost of the disposition strategy would be impactful to earnings but with these nonperforming assets off our balance sheet, it continues to position us for a more favorable outlook on future earnings and growth potentials.”

Ms. Day continued “We are also proud of the improvements we are seeing in overall operations.  Our revenue growth for the quarter improved by 5%, partially due to successes in our loan workout strategies, the net interest margin improved to 4.54% for the three month period from 4.31% reported in the first quarter of 2012 on a tax equivalent basis, the growth in average noninterest-bearing deposits and the repricing of our interest-bearing deposits has reduced our funding cost to 0.32% for the period, and we continue to minimize and reduce cost in our core operations, excluding OREO related write-downs.  In addition, our credit quality improved during the quarter as the level of nonperforming assets declined and the provision for loan losses decreased by $728,000 compared to the second quarter of 2011.”

Year-to-date, the Company reported a net loss before preferred dividends of $114,000 compared to a net loss of $156,000 for the same period in 2011.  Net loss available to common shareholders for the six months was $232,000, or $0.11 per diluted common share compared to a net loss available to common shareholders of $274,000, or $0.13 per diluted common share, reported for the same period in 2011. The loss realized for the six months is due to the increase of $1.8 million in additional OREO related expenses compared to last year due to our nonperforming asset disposition strategy. This expense was partially offset by a $453,000 decrease in our loan loss provision due to improved credit quality.

Other financial highlights:

•	Average loans remained flat compared to the previous quarter and increased by $1.8 million on a year over year basis.

•	The Company’s net interest margin on a year-to-date basis remains strong on a fully tax equivalent basis at 4.46%.

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Noninterest income increased by $394,000 during the second quarter of 2012 compared to the same period last year due to a payout of a life insurance policy related to the passing of the Company’s former President and CEO in February 2012 and the recovery of legal expenses related to a settlement of a defaulted loan.

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Core expenses continue to be closely managed. Excluding OREO related expenses, total noninterest expense declined by $228,000 compared to the second quarter of 2011. All inclusive, total non-interest expense increased by $1,160,000 compared to the same quarter last year.

•	The Company’s capital position remains strong at June 30, 2012 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	2nd	2nd
	Quarter	Quarter
(In thousands, expect per share data)	2012	2011	Change
Income Statement
Net loss available to common shareholders	$(306)	$(433)	29.3%
Net loss per diluted common share	(0.14)	(0.20)	30.0%
Total revenue	5,701	5,311	7.3%
Provision for loan losses	750	1,478	(49.3)%
Noninterest income	1,565	1,171	33.6%
Noninterest expense	5,387	4,227	27.4%

Balance Sheet
Average loans, gross	195,839	194,075	0.9%
Average deposits	342,956	339,859	0.9%

Capital
Total capital (to risk weighted assets)	18%	18%
Tier 1 capital (to risk weighted assets)	16%	17%
Tier 1 capital (to average assets)	10%	11%

In the second quarter of 2012, the Company’s provision for loan losses remained flat at $750,000 compared to the first quarter of 2012, and decreased by $728,000 compared to the same three month period last year.  The allowance for loan losses was $4.3 million and $4.0 million at June 30, 2012 and December 31, 2011, respectively.  At June 30, 2012, the allowance for loan losses was 33% of nonperforming loans compared to 31% at December 31, 2011. The Company considers its allowance for loan losses at June 30, 2012 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306